VERSANT CORPORATION
2005 EQUITY INCENTIVE PLAN
Notice of Restricted Stock Unit Award
Grant Number: [_______]
Terms defined in the Company's 2005 Equity Incentive Plan, as amended (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (“Notice of Grant”).
Name: ___________________________________
Address: _______________________________________________________________

You have been granted an award of Restricted Stock Units (“RSUs”) by Versant Corporation (the “Company”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached hereto as Annex 1 (hereinafter “RSU Agreement”) under the Plan, as follows:
Total Number of RSUs:    [___________________]
RSU Grant Date:    [_____________, 2____]
Vesting Start Date:    [______________, 2___]

Expiration Date:	The earlier to occur of: (a) the date on which settlement of all vested RSUs granted hereunder occurs; and (b) the tenth (10th) anniversary of the Grant Date.
Vesting: The RSUs will vest with respect to the first [____]% of the RSUs when you complete [_________] [A time period to be determined, such as “months” or 'calendar quarters'] of continuous Service after the Vesting Start Date. The RSUs will vest with respect to an additional [_____]% of the RSUs when you complete each successive [A time period to be determined] of continuous Service thereafter. “Service” means you provide services as an employee, [director], independent contractor, consultant, or advisor to the Company or a Parent or Subsidiary of the Company.
Settlement: Subject to the provisions of the RSU Agreement, settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth above. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. Settlement of vested RSUs shall occur whether or not you are in Service at the time of settlement. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Notice of Grant.
You also understand that this Notice of Grant is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference.
By your acceptance hereof (whether written, electronic or otherwise), you agree, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, you accept the electronic delivery of any documents the Company, or any third party involved in administering the Plan which the Company may designate, may deliver in connection with this grant (including the Plan, the Notice of Grant, the RSU Agreement, Prospectus, account statements, or other communications or information) whether via the Company's intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.
By your signature and the signature of the Company's representative on the Notice of Grant, you and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and the RSU Agreement. By your signature, you consent to electronic delivery as set forth in Section 14 of the RSU Agreement.

PARTICIPANT    VERSANT CORPORATION
_______________________________________        By:______________________________
Name: ___________________________
Title: ____________________________

ANNEX 1

VERSANT CORPORATION
Restricted Stock Unit Agreement
under the 2005 Equity Incentive Plan
You have been granted Restricted Stock Units (“RSUs”) by Versant Corporation (the “Company”) subject to the terms, restrictions and conditions of the Company's 2005 Equity Incentive Plan, as amended (the “Plan”), the Notice of Restricted Stock Unit Award (“Notice of Grant”) and this RSU Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this RSU Agreement (the “Agreement”).

1.
No Stockholder Rights; Adjustments. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote any of such Shares or any other rights of a shareholder of the Company with respect to such Shares. The number of RSUs and the number of Shares deliverable with respect to such RSUs will be adjusted from time to time for capitalization adjustments as described in the Plan.

2.No Cash Dividend Equivalents. Cash dividends, if any, shall not be credited to you.
3.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights and receive any property distributable with respect to the RSUs upon your death.
4.Termination. If your Service ceases for any reason, all RSUs for which vesting is no longer possible under the terms of the Notice of Grant and this Agreement shall be forfeited to the Company forthwith, and all your rights to such [unvested] RSUs shall immediately terminate. In case of any dispute as to whether such termination has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
5.Limitations on Transfer of Stock. In addition to any other limitation on transfer created by applicable securities laws, you shall not assign, encumber or dispose of any interest in the Shares issued pursuant to this Agreement except in compliance with the provisions of this Agreement, the Plan and the Company's Insider Trading Policy. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.
6.Withholding of Tax. When the RSUs are settled the fair market value of the Shares is treated as income subject to withholding by the Company for income and employment taxes if you are or were an employee of the Company. The Company shall withhold an amount equal to the tax due at vesting and/or settlement from your other compensation or require you to remit to the Company an amount equal to the tax then due. In its sole discretion, the Company may instead withhold on settlement a number of Shares otherwise issuable to you upon settlement of the RSUs having a fair market value (determined on the date the Shares are settled) equal to the minimum amount the Company is then required to withhold for taxes.
7.Code Section 409A. This RSU is intended to be exempt from Internal Revenue Code

Section 409A (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) and will be construed in accordance therewith to the greatest extent permitted under applicable law, with vested shares issued hereunder not later than the 15th day of the third month following the end of the tax year (the Company's or yours, whichever is later) in which such shares are no longer subject to a substantial risk of forfeiture. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of Service constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of Service to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of Service and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
8.Tax Consequences. You acknowledge that there will be tax consequences upon the vesting and/or settlement of the RSUs and/or acquisition or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition.
9.Compliance with Laws and Regulations. The grant of your RSU and the issuance of any Shares thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, you may not be issued any Shares unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares or (ii) in the opinion of legal counsel to the Company, the Shares may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any Shares pursuant to this RSU, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. YOU ARE CAUTIONED THAT THE SHARES MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.

10.Restrictive Legends. The Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
11.No Rights as Employee, [Director] or Consultant. Except to the extent otherwise provided under applicable law or individual written agreement between you and your employer, nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without cause.
12.Unsecured Obligation. The award of RSUs is unfunded, and even as to any RSUs that vest, you shall be considered an unsecured creditor of the Company with respect to the Company's obligation, if any, to issue Shares pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Shares acquired pursuant to this Agreement unless and until such Shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Shares so issued.
13.Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit with a well established commercial overnight service or with the U.S. Post Office or foreign postal service by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for you by the Company or at such other address as such party may designate in writing from time to time to the other party.
14.Consent to Electronic Delivery. The Plan, Plan prospectus, Notice of Grant, RSU Agreement and U.S. financial reports of the Company, may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Committee's discretion. You consent to the electronic delivery of the Plan and related documents, as described in this Section 14. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [____________@versant.com]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [____________@versant.com]. Finally, you understand that you are not required to consent to electronic delivery.
15.Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California, without regarding to principles of choice of law or conflict of laws.
16.Successors and Assigns. The Company may assign any of its rights under this Agreement.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
17.Entire Agreement; Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

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